EXHIBIT 10.1

MORTGAGE, SECURITY AGREEMENT, FIXTURE FILING AND ASSIGNMENT OF

LEASES AND RENTS

THIS MORTGAGE, SECURITY AGREEMENT, FIXTURE FILING AND ASSIGNMENT OF LEASES AND RENTS dated as of April 29, 2003 is made by BUSH INDUSTRIES, INC., a Delaware corporation (“Mortgagor”), whose address is Mason Drive Industrial Park, P.O. Box 460, Jamestown, New York 14702, to JPMORGAN CHASE BANK, a New York banking corporation, as administrative agent for the Lenders referred to below (in such capacity, “Mortgagee”) whose address is 270 Park Avenue, New York, New York 10017. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, restatements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

A. Mortgagor has entered into that certain Credit and Guarantee Agreement, dated as of June 26, 1997 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) among Mortgagor, each Foreign Subsidiary Borrower (as defined in the Credit Agreement) (together with Mortgagor, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Mortgagee, as amended by a First Amendment, dated as of August 17, 1998, among the Borrowers, the Lenders and Mortgagee, a Second Amendment, dated as of December 31, 1998, among the Borrowers, the Lenders and the Mortgagee, a Third Amendment and Consent, dated as of March 31, 1999, among the Borrowers, the Lenders and the Mortgagee, a Fourth Amendment, dated as of February 29, 2000, among the Borrowers, the Lenders and Mortgagee, a Fifth Amendment, dated as of May 2, 2000, among the Borrowers, the Lenders and Mortgagee, a Sixth Amendment, dated as of December 28, 2001, among the Borrowers, the Lenders and Mortgagee, and a Seventh Amendment, dated as of February 28, 2003, among the Borrowers, the Lenders and Mortgagee. The terms of the Credit Agreement are incorporated by reference in this Mortgage as if the terms thereof were fully set forth herein.

Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. References in this Mortgage to the “Default Rate” shall mean the interest rate provided for in subsection 6.1(e) of the Credit Agreement.

B. Mortgagor is the owner of the parcel(s) of real property described on Schedule A attached hereto (such real property, together with all of the buildings, improvements, structures and fixtures now or subsequently located thereon (the “Improvements”), being collectively referred to as the “Real Estate”).

C. Pursuant to the terms and conditions of the Credit Agreement, the Lenders have agreed to make certain Loans to the Borrowers. The maximum aggregate principal amount of the Loans outstanding at any one time shall not exceed $163,000,000.

D. The obligations of the Lenders to make the Loans, to issue any Letters of Credit and to enter into any Hedge Agreements are conditioned upon, among other things, the execution and delivery by Mortgagor of this Mortgage.

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure:

(a) the due and punctual payment of the unpaid principal of and interest on the Loans and all other obligations and liabilities of each Foreign Subsidiary Borrower under this Agreement and the other Loan Documents (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement or any other applicable Loan Document after maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Mortgagor or any Foreign Subsidiary Borrower, whether o not a claim for post-petition interest is allowed in such proceeding), whether direct or indirect absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement or the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Mortgagee or to the Lenders that are required to be paid by any Foreign Subsidiary Borrower pursuant to the terms of the Credit Agreement or any other Loan Document (all of the foregoing being referred to collectively as the “Indebtedness”);

(b) the performance of all covenants, agreements, obligations and liabilities of Mortgagor (the “Obligations”) under or pursuant to the provisions of the Credit Agreement, this Mortgage, any other document securing payment of the Indebtedness (the “Security Documents”) and any amendments, supplements, extensions, renewals, restatements, replacements or modifications of any of the foregoing (the Security Documents and all other documents and instruments from time to time evidencing, securing or guaranteeing the payment of the Indebtedness or the performance of the Obligations, as any of the same may be amended, supplemented, extended, renewed, restated, replaced or modified from time to time, are collectively referred to as the “Loan Documents”), in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Mortgagee or to the Lenders that are required to be paid by any Foreign Subsidiary Borrower pursuant to the terms of the Credit Agreement or any other Loan Document; and

(c) the performance of all covenants, agreements, obligations and liabilities of Mortgagor under or pursuant to the provisions of the Loan Documents;

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES, GRANTS, ASSIGNS, TRANSFERS AND SETS OVER TO MORTGAGEE:

(A) the Real Estate;

(B) all the estate, right, title, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title and interest of Mortgagor in, to and under all easements, rights of way, gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights, oil and gas rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(D) all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings and fittings, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor;

(F) all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(G) all right, title and interest of Mortgagor in and to all trade names, trade marks, logos, copyrights, good will and books and records relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles related to the operation of the Improvements now existing or hereafter arising;

(H) all of Mortgagor’s interest in, to and under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(I) all right, title and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements or options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate;

(J) any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Mortgagee as provided in this Mortgage; all capital, operating, reserve or similar accounts held by or on behalf of Mortgagor and related to the operation of the Mortgaged Property, whether now existing or hereafter arising and all monies held in any of the foregoing accounts and any certificates or instruments related to or evidencing such accounts; and

(K) all proceeds, both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (K) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth, until the Indebtedness is fully paid and the Obligations fully performed.

This Mortgage covers present and future advances and re-advances, made by the Lenders for the benefit of Mortgagor and the lien of such future advances and re-advances shall relate back to the date of this Mortgage. Notwithstanding anything to the contrary set forth herein, the maximum aggregate principal amount secured hereby shall not exceed at any one time $10,000,000.00.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

1. Warranty of Title. Mortgagor warrants that it has good record title in fee simple to the Premises and good title to the rest of the Mortgaged Property, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and any other lien or encumbrance as permitted by Section 10.5 of the Credit Agreement (the “Permitted Exceptions”). Mortgagor shall warrant, defend and preserve such title and the lien of this Mortgage against all claims of all persons and entities.

2. Payment of Indebtedness. Mortgagor shall pay the Indebtedness at the times and places and in the manner specified in the Credit Agreement and the other Loan Documents and shall perform all the Obligations.

3. Requirements.

(a) Mortgagor shall promptly comply, in all material respects, with, or cause to be complied with, and conform to all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each of the United States of America, any State and any municipality, local government or other political subdivision thereof and any agency, department, bureau, board, commission or other instrumentality of any of them, now existing or subsequently created (collectively, “Governmental Authority”) which has jurisdiction over the Mortgaged Property and all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Mortgaged Property are collectively referred to as the “Legal Requirements”.

(b) From and after the date of this Mortgage, Mortgagor shall not by act or omission permit any building or other improvement on any premises not subject to the lien of this Mortgage to rely on the Premises or any part thereof or any interest therein to fulfill any Legal Requirement, and Mortgagor hereby assigns to Mortgagee any and all rights to give consent for all or any portion of the Premises or any interest therein to be so used. Mortgagor shall not by act or omission impair the integrity of any of the Real Estate as a single zoning lot separate and apart from all other premises. Mortgagor represents that each parcel of the Real Estate constitutes a legally subdivided lot, in compliance with all subdivision laws and similar Legal Requirements. Any act or omission by Mortgagor which would result in a violation of any of the provisions of this subsection shall be void.

4. Payment of Taxes and Other Impositions. (a) Promptly when due, Mortgagor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon request by Mortgagee, Mortgagor shall deliver to Mortgagee (i) original or copies of receipted bills and cancelled checks evidencing payment of such Imposition if it is a real estate tax or other public charge and (ii) evidence acceptable to Mortgagee showing the payment of any other such Imposition. If by law any Imposition, at Mortgagor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b) Nothing herein shall affect any right or remedy of Mortgagee under this Mortgage or otherwise, without notice or demand to Mortgagor, to pay any Imposition after the date such Imposition shall have become due, and to add to the Indebtedness the amount so paid, together with interest from the time of payment at the Default Rate. Any sums paid by Mortgagee in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Mortgage, and (ii) payable on demand by Mortgagor to Mortgagee together with interest at the Default Rate as set forth above.

(c) Mortgagor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to an Imposition, (ii) Mortgagor shall demonstrate to Mortgagee’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Mortgaged Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Mortgagor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Mortgagee in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Mortgaged Property.

5. Insurance. (a) Mortgagor shall maintain or cause to be maintained on all of the Premises:

(i) property insurance against loss or damage by fire, lightning, windstorm, tornado, water damage, flood, earthquake and by such other further risks and hazards as now are or subsequently may be covered by an “all risk” policy or a fire policy covering “special” causes of loss. The policy shall include building ordinance law endorsements and the policy limits shall be automatically reinstated after each loss, except for flood or earth movement or any coverage which has an annual aggregate limit of liability.

(ii) comprehensive general liability insurance under a policy including the “broad form CGL endorsement” (or which incorporates the language of such endorsement), covering all claims for personal injury, bodily injury or death, subject to the standard exclusions of such policy, or property damage occurring on, in or about the Premises in an amount not less than $10,000,000 combined single limit with respect to injury and property damage relating to any one occurrence plus such excess limits as Mortgagee shall request from time to time;

(iii) when and to the extent required by Mortgagee, insurance against loss or damage by any other risk commonly insured against by persons occupying or using like properties in the locality or localities in which the Real Estate is situated;

(iv) insurance against rent loss, extra expense or business interruption (and/or soft costs, in the case of new construction), if applicable, in amounts satisfactory to Mortgagee, but not less than one year’s gross rent or gross income;

(v) boiler and machinery property insurance covering pressure vessels, air tanks, boilers, machinery, pressure piping, heating, air conditioning and elevator equipment and escalator equipment, provided the Improvements contain equipment of such nature, and insurance against rent, extra expense, business interruption and soft costs, if applicable, arising from any such breakdown, in such amounts as are reasonably satisfactory to Mortgagee but not less than the lesser of $1,000,000 or 10% of the value of the Improvements;

(vi) if any portion of the Premises are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, flood insurance in an amount satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended; and

(vii) such other insurance in such amounts as Mortgagee may reasonably request from time to time.

(b) Each insurance policy (other than flood insurance written under the National Flood Insurance Act of 1968, as amended, in which case to the extent available) shall (i) provide that it shall not be cancelled, non-renewed or materially amended without 30-days’ prior written notice to Mortgagee, except, in the event of cancellation for nonpayment of premium, then without 15-days’ prior written notice to Mortgagor, and (ii) with respect to all property insurance, provide for deductibles not to exceed $100,000, contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Mortgagee), with loss payable solely to Mortgagee (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Mortgagee without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to Mortgagee and be written by insurance companies having an A.M. Best Company, Inc. rating of A or higher and a financial size category of not less than XII, or otherwise as approved by Mortgagee. Liability insurance policies shall name Mortgagee as an additional insured and contain a waiver of subrogation against Mortgagee; all such policies shall indemnify and hold Mortgagee harmless from all liability claims occurring on, in or about the Premises and the adjoining streets, sidewalks and passageways. The amounts of each insurance policy and the form of each such policy shall at all times be reasonably satisfactory to Mortgagee. Each policy shall expressly provide that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee only and requiring the endorsement of Mortgagee only. If any required insurance shall expire, be withdrawn, become void by breach of any condition thereof by Mortgagor or by any lessee of any part of the Mortgaged Property or become void or unsafe by reason of the failure or impairment of the capital of any insurer, or if for any other reason whatsoever such insurance shall, in the reasonable discretion of Mortgagee, become unsatisfactory to Mortgagee, Mortgagor shall immediately obtain new or additional insurance satisfactory to Mortgagee. Mortgagor shall not take out any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise satisfactory to Mortgagee in all respects.

(c) Mortgagor shall deliver to Mortgagee an original of each insurance policy required to be maintained, or a certificate of such insurance acceptable to Mortgagee, together with a copy of the declaration page for each such policy. Mortgagor shall (i) pay as they become due all premiums for such insurance, (ii) not later than 15 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Mortgagee with standard non-contributory mortgage clauses in favor of and acceptable to Mortgagee. Upon request of Mortgagee,

Mortgagor shall use best efforts to cause its insurance underwriter or broker to certify to Mortgagee in writing that all the requirements of this Mortgage governing insurance have been satisfied.

(d) If Mortgagor is in default of its obligations to insure or deliver any such prepaid policy or policies, then Mortgagee, at its option and without notice, may effect such insurance from year to year, and pay the premium or premiums therefor, and Mortgagor shall pay to Mortgagee on demand such premium or premiums so paid by Mortgagee with interest from the time of payment at the Default Rate and the same shall be deemd to be secured by this Mortgage and shall be collectible in the same manner as the Indebtedness secured by this Mortgage.

(e) Mortgagor shall increase the amount of property insurance required to equal 100% replacement cost pursuant to the provisions of this Section at the time of each renewal of each policy (but not later than 12 months from the date of this Mortgage and each successive 12 month period to occur thereafter) by using the F.W. Dodge Building Index to determine whether there shall have been an increase in the replacement value since the most recent adjustment and, if there shall have been such an increase, the amount of insurance required shall be adjusted accordingly.

(f) Mortgagor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(g) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged by fire or any other casualty, whether insured or uninsured, or in the event any claim is made against Mortgagor for any personal injury, bodily injury or property damage incurred on or about the Premises, Mortgagor shall give immediate notice thereof to Mortgagee. If the Mortgaged Property is damaged by fire or other casualty and the cost to repair such damage is less than the lesser of (i) 5% of the replacement cost of the Improvements at the affected Real Estate site and (ii) $100,000, then provided that no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, and the insurance proceeds relating to such loss may be paid over to Mortgagor; provided that Mortgagor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If the Mortgaged Property is damaged by fire or other casualty, and the cost to repair such damage exceeds the above limit, or if an Event of Default shall have occurred and be continuing, then Mortgagor authorizes and empowers Mortgagee, at Mortgagee’s option and in Mortgagee’s sole discretion, as attorney-in-fact for Mortgagor, to make proof of loss, to adjust and compromise any claim under any insurance policy, to appear in and prosecute any action arising from any policy, to collect and receive insurance proceeds and to deduct therefrom Mortgagee’s expenses incurred in the collection process. Each insurance company concerned is hereby authorized and directed to make payment for such loss directly to Mortgagee. Mortgagee shall have the right to require Mortgagor to repair or restore the Mortgaged Property, and Mortgagor hereby designates Mortgagee as its attorney-in-fact for the purpose of making any election required or permitted under any insurance policy relating to repair or restoration. The insurance proceeds or any part thereof received by Mortgagee may be applied by Mortgagee toward reimbursement of all costs and expenses of Mortgagee in collecting such proceeds, and the balance, at Mortgagee’s option in its sole and absolute discretion, to the principal (to the installments in inverse order of maturity, if payable in installments) and interest due or to become due under the Loans, to fulfill any other Obligation of Mortgagor, to the restoration or repair of the property damaged, or released to Mortgagor. In the event Mortgagee elects to release such proceeds to Mortgagor, Mortgagor shall be obligated to use such proceeds to restore or repair the Mortgaged Property. Application by Mortgagee of any insurance proceeds toward the last maturing installments of principal and interest due or to become due under the Loans shall not excuse Mortgagor from making any regularly scheduled payments due thereunder, nor shall such application extend or reduce the amount of such payments.

(h) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property in extinguishment of the Indebtedness, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee and Mortgagor hereby appoints Mortgagee its attorney-in-fact, in Mortgagor’s name, to assign and transfer all such policies and proceeds to such purchaser or grantee.

(i) Upon written notice to Mortgagor, Mortgagee after an Event of Default shall be entitled to require Mortgagor to pay monthly in advance to Mortgagee the equivalent of  1/12th of the estimated annual premiums due on such insurance. Mortgagee may commingle such funds with its own funds and Mortgagor shall not be entitled to interest thereon.

(j) Mortgagor may maintain insurance required under this Mortgage by means of one or more blanket insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or Mortgagor shall furnish to Mortgagee a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Mortgaged Property and any sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Mortgaged Property in an amount equal to the coverages required to be maintained by Mortgagor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

8. Maintenance; No Alteration; Inspection; Utilities. (a) Mortgagor shall maintain or cause to be maintained all the Improvements in good condition and repair, reasonable wear and tear excepted, and shall not commit or suffer any waste of the Improvements. Mortgagor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever, the failure of which could reasonably be expected to result in a Material Adverse Effect. The Improvements shall not be demolished or materially altered, nor any material additions built, without the prior written consent of Mortgagee.

(b) Mortgagee and any persons authorized by Mortgagee shall have the right, with prior notice during normal business hours, to enter and inspect the Premises and the right to inspect all work done, labor performed and materials furnished in and about the Improvements and the right to inspect and make copies of all books, contracts and records of Mortgagor relating to the Mortgaged Property.

(c) Mortgagor shall pay or cause to be paid when due all utility charges which are incurred for gas, electricity, water or sewer services furnished to the Premises and all other assessments or charges of a similar nature, whether public or private, affecting the Premises or any portion thereof, whether or not such assessments or charges are liens thereon.

9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor will notify Mortgagee of the pendency of such proceedings. Mortgagor authorizes Mortgagee, at Mortgagee’s option and in Mortgagee’s sole discretion, as attorney-in-fact for Mortgagor, to commence, appear in and prosecute, in Mortgagee’s or Mortgagor’s name, any action or proceeding relating to any condemnation of the Mortgaged Property, or any portion thereof, and to settle or compromise any claim in connection with such condemnation. If Mortgagee elects not to participate in such condemnation proceeding, then Mortgagor shall, at its expense, diligently prosecute any such proceeding and shall consult with Mortgagee, its attorneys and experts and cooperate with them in any defense of any such proceedings. All awards and proceeds of condemnation shall be assigned to Mortgagee to be applied in the same manner as insurance proceeds, as provided above, and Mortgagor agrees to execute any such assignments of all such awards as Mortgagee may request.

10. Restoration. If Mortgagee elects to release funds to Mortgagor for restoration of any of the Mortgaged Property, then such restoration shall be performed only in accordance with the following conditions:

(i) prior to the commencement of any restoration, the plans and specifications for such restoration, and the budgeted costs, shall be submitted to and approved by Mortgagee;

(ii) prior to making any advance of restoration funds, Mortgagee shall be satisfied that the remaining restoration funds are sufficient to complete the restoration and to pay all related expenses, including interest on the Indebtedness and real estate taxes on the Premises, during restoration;

(iii) at the time of any disbursement of the restoration funds, (A) no Default (as defined below) shall then exist, (B) no mechanics’ or materialmen’s liens shall have been filed and remain undischarged, except those discharged by the disbursement of the requested restoration funds and (C) a satisfactory bring-down or continuation of title insurance on the Premises shall be delivered to Mortgagee;

(iv) disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of satisfactory evidence of the stage of completion and of performance of the work in a good and workmanlike manner and in accordance with the contracts, plans and specifications acceptable to Mortgagee;

(v) with respect to each advance of restoration funds, Mortgagee may retain 10% of the amount of such advance as a holdback until the restoration is fully completed;

(vi) the restoration funds shall bear no interest and may be commingled with Mortgagee’s other funds;

(vii) Mortgagee may impose such other conditions as are customarily imposed by construction lenders; and

(viii) any restoration funds remaining shall be retained by Mortgagee and, if so retained, shall be applied by Mortgagee, in its sole discretion, to the Indebtedness in the inverse order of maturity.

11. Leases. (a) Mortgagor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Mortgagee, execute or permit to exist any Lease of any of the Mortgaged Property.

(b) As to any Lease consented to by Mortgagee, Mortgagor shall:

(i) promptly perform all of the provisions of the Lease on the part of the lessor thereunder to be performed;

(ii) promptly enforce all of the provisions of the Lease on the part of the lessee thereunder to be performed;

(iii) appear in and defend any action or proceeding arising under or in any manner connected with the Lease or the obligations of Mortgagor as lessor or of the lessee thereunder;

(iv) exercise, within 5 days after a request by Mortgagee, any right to request from the lessee a certificate with respect to the status thereof;

(v) simultaneously deliver to Mortgagee copies of any notices of default which Mortgagor may at any time forward to or receive from the lessee;

(vi) promptly deliver to Mortgagee a fully executed counterpart of the Lease; and

(vii) promptly deliver to Mortgagee, upon Mortgagee’s request, an assignment of the Mortgagor’s interest under such Lease.

(c) Mortgagor shall deliver to Mortgagee, within 10 days after a request by Mortgagee, a written statement, certified by Mortgagor as being true, correct and complete, containing the names of all lessees and other occupants of the Mortgaged Property, the terms of all Leases and the spaces occupied and rentals payable thereunder, and a list of all Leases which are then in default, including the nature and magnitude of the default; such statement shall be accompanied by credit information with respect to the lessees and such other information as Mortgagee may request.

(d) All Leases entered into by Mortgagor after the date hereof, if any, and all rights of any lessees thereunder shall be subject and subordinate in all respects to the lien and provisions of this Mortgage unless Mortgagee shall otherwise elect in writing.

(e) As to any Lease now in existence or subsequently consented to by Mortgagee, and except as expressly permitted under the Credit Agreement, Mortgagor shall not accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action to be taken nor shall Mortgagor accept the payment of rent more than thirty (30) days in advance of its due date. The provisions of this subsection are made with reference to Section 291-f of the Real Property Law of the State of New York.

(f) If any act or omission of Mortgagor would give any lessee under any Lease the right, immediately or after lapse of a period of time, to cancel or terminate such Lease, or to abate or offset against the payment of rent or to claim a partial or total eviction, such lessee shall not exercise such right until it has given written notice of such act or omission to Mortgagee and until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice without a remedy being effected.

(g) In the event of the enforcement by Mortgagee of any remedy under this Mortgage, the lessee under each Lease shall, if requested by Mortgagee or any other person succeeding to the interest of Mortgagee as a result of such enforcement, attorn to Mortgagee or to such person and shall recognize Mortgagee or such successor in interest as lessor under the Lease without change in the provisions thereof; provided however, that Mortgagee or such successor in interest shall not be: (i) bound by any payment of an installment of rent or additional rent which may have been made more than 30 days before the due date of such installment; (ii) bound by any amendment or modification to the Lease made without the consent of Mortgagee or such successor in interest; (iii) liable for any previous act or omission of Mortgagor (or its predecessors in interest); (iv) responsible for any monies owing by Mortgagor to the credit of such lessee or subject to any credits, offsets, claims, counterclaims, demands or defenses which the lessee may have against Mortgagor (or its predecessors in interest); (v) bound by any covenant to undertake or complete any construction of the Premises or any portion thereof; or (vi) obligated to make any payment to such lessee other than any security deposit actually delivered to Mortgagee or such successor in interest. Each lessee or other occupant, upon request by Mortgagee or such successor in interest, shall execute and deliver an instrument or instruments confirming such attornment. In addition, Mortgagor agrees that each Lease entered into after the date of this Mortgage shall include language to the effect of subsections (d)-(g) of this Section; provided that the provisions of such subsections shall be self-operative and any failure of any Lease to include such language shall not impair the binding effect of such provisions on any lessee under such Lease.

12. Further Assurances/Estoppel Certificates. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee. Mortgagor, within 5 business days after request, shall deliver, in form and substance satisfactory to Mortgagee, a written statement, duly acknowledged, setting forth the amount of the Indebtedness, and whether any offsets, claims, counterclaims or defenses exist against the Indebtedness and certifying as to such other matters as Mortgagee shall reasonably request.

13. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor, Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Mortgagor to Mortgagee. To the extent that any such amounts or costs paid by Mortgagee shall constitute payment of (i) Impositions; (ii) premiums on insurance policies covering the Premises; (iii) expenses incurred in upholding or enforcing the lien of this Mortgage, including, but not limited to the expenses of any litigation to prosecute or defend the rights and lien created by this Mortgage; (iv) costs of removal of or otherwise related to Hazardous Materials (as defined below) or asbestos; or (v) any amount, costs or charge to which Mortgagee becomes subrogated, upon payment, whether under recognized principles of law or equity, or under express statutory authority; then, and in each such event, such amounts or costs, together with interest thereon at the Default Rate, shall be added to the Indebtedness and shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

14. Mortgagor’s Existence, etc. Mortgagor shall do all things necessary to preserve and keep in full force and effect its existence, material franchises, rights and privileges under the laws of the state in which it was formed and its right to own property and transact business in each state in which the Real Estate is located. Mortgagor represents and warrants that Mortgagor is a duly organized and validly existing corporation or general or limited partnership, as the case may be, in good standing, and this Mortgage has been executed by a duly authorized partner or officer thereof, as applicable. This Mortgage constitutes the legal, valid and binding obligation of Mortgagor, enforceable against Mortgagor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

15. Materials of Environmental Concern. (a) Neither Mortgagor nor, to the best knowledge of Mortgagor, any other person has ever caused or permitted any Materials of Environmental Concern to be released or disposed into the environment or on, under or at the Premises, or any part thereof, except in compliance with the Legal Requirements of any Governmental Authority regarding any Materials of Environmental Concern, and the Premises have never been used (whether by Mortgagor or, to the best knowledge of Mortgagor, by any other person, including any tenant) as a dump site for Materials of Environmental Concern or storage (whether permanent or temporary) site for any Materials of Environmental Concern in violation of any Legal Requirements of any Governmental Authority regarding any Materials of Environmental Concern.

(b) Mortgagor represents that to the best of Mortgagor ‘s knowledge, (i) upon due inquiry, no Materials of Environmental Concern are present in the environment at the Premises as a result of any unpermitted disposal or release, and (ii) neither the Premises nor any site within the vicinity of the Premises is or has been adversely affected by any Materials of Environmental Concern or is in violation of any applicable Legal Requirement of any Governmental Authority regulating, relating to, or imposing liability or standards of conduct concerning Materials of Environmental Concern.

(c) Mortgagor shall comply with any and all applicable Legal Requirements governing the discharge and removal of Materials of Environmental Concern, shall pay immediately when due the costs of removal of any Materials of Environmental Concern, and shall keep the Premises free of any lien imposed pursuant to such Legal Requirements. In the event Mortgagor fails to do so, after notice to Mortgagor and the expiration of the earlier of (i) applicable cure periods hereunder, or (ii) the cure period permitted under the applicable Legal Requirement, Mortgagee may declare such failure an Event of Default or cause the Premises to be freed from the Materials of Environmental Concern and the cost of the removal with interest at the Default Rate shall immediately be due from Mortgagor to Mortgagee and the same shall be added to the Indebtedness and be secured by this Mortgage. Mortgagor further agrees not to release or dispose of any Materials of Environmental Concern at the Premises, except for the discharge or removal of Materials of Environmental Concern in compliance with all Legal Requirements, without the express approval of Mortgagee, which approval shall not be unreasonably withheld, and any such release or disposal shall comply with all applicable Legal Requirements and any conditions established by Mortgagee. In addition, in the event of any notice by a Governmental Authority of a violation of any Legal Requirement concerning any Materials of Environmental Concern at the Premises, upon prior written notice, (i) Mortgagee shall have the right to conduct an environmental audit of the Premises and Mortgagor shall cooperate in the conduct of such environmental audit, and (ii) Mortgagor shall give Mortgagee and its agents and employees access to the Premises to remove Materials of Environmental Concern, the presence of which violate any applicable Legal Requirement. Except to the extent that any loss, cost, damage or expense has been occasioned by the willful misconduct or gross negligence of Mortgagee, Mortgagor agrees to defend, indemnify and hold Mortgagee free and harmless from and against all loss, costs, damage and expense (including attorneys’ fees and costs and consequential damages) Mortgagee may sustain in connection with the Premises by reason of (i) the imposition or recording of a lien by any Governmental Authority pursuant to any Legal Requirement relating to hazardous or toxic wastes or substances or the removal thereof (“Environmental Laws”); (ii) claims of any private parties regarding violations of Environmental Laws; (iii) costs and expenses (including, without limitation, attorneys’ fees and fees incidental to the securing of repayment of such costs and expenses) incurred by Mortgagor or Mortgagee in connection with the removal of any such lien or in connection with Mortgagor’s or Mortgagee’s compliance with any Environmental Laws; and (iv) the assertion against Mortgagee by any party of any claim in connection with Materials of Environmental Concern, except to the extent that any loss, cost, damage or expense has been occasioned by the willful misconduct or gross negligence of Mortgagee.

(d) For the purposes of this Mortgage, “Materials of Environmental Concern” means and includes any hazardous, nuclear, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act, any so-called “Superfund” or “Superlien” law, or any other Legal Requirement regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, nuclear, toxic or dangerous waste, substance or material, as now or at any time in effect.

(e) The foregoing indemnification shall be a recourse obligation of Mortgagor and shall survive repayment of the Loans, notwithstanding any limitations on recourse which may be contained herein or in any Loan Documents or the delivery of any satisfaction, release or release deed, discharge or deed of reconveyance, or the assignment of this Mortgage by Mortgagee.

16. Asbestos.

. Mortgagor shall not install or permit to be installed in the Premises friable asbestos or any substance containing asbestos and deemed hazardous and not permitted for use by any Legal Requirement respecting such material, or any other building material deemed to be harmful, hazardous or injurious by relevant Legal Requirements.

17. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (each an “Event of Default):

(a) an Event of Default shall occur under the Credit Agreement;

(b) a failure to make payment of any other sums required to be paid hereunder or under the Loan Documents (including, without limitation, any Imposition) within the period required by specific provision of this Mortgage or, if no such period is so provided, by no later than three days after written notice; or

(c) a failure (i) to keep in force the insurance required by this Mortgage, or (ii) to comply with and conform to all provisions and requirements of the insurance policies and the insurers thereunder which would affect Mortgagor’s ability to keep in force the insurance required by this Mortgage or to collect any proceeds therefrom, or (iii) to comply with any other material provisions of this Mortgage regarding insurance; or

(d) upon default, five business days after request, in furnishing a statement of the outstanding amount secured by this Mortgage and whether any offset or defense exists against the Indebtedness; or

(e) upon the actual waste, removal or demolition of, or material alteration to, any part of the Premises (other than necessary replacements of worn or obsolete Equipment), or construction of any new Improvements; or

(f) upon failure to comply promptly with any Legal Requirement or order or notice of violation of law or ordinance issued by any Governmental Authority having jurisdiction over the Premises, which failure could materially and adversely affect the Mortgaged Property; or

(g) if any representation or warranty made by Mortgagor in this Mortgage, any other Loan Document or any certificate, document or financial or other statement furnished under or in connection with the Loan Documents shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(h) if the Mortgaged Property, or a substantial portion thereof, is damaged or destroyed by an uninsured casualty and Mortgagor does not immediately provide funds for the restoration of the damage caused by such casualty; or

(i) failure of Mortgagor to duly perform and observe, or a violation or breach of, any other terms, covenants, provisions or conditions of Sections 6 or 7 of this Mortgage; or

(j) any guaranty of payment of the Indebtedness or performance of any of the Obligations shall cease for any reason to be in full force and effect or any Guarantor shall so assert in writing or any default shall occur under any such guaranty or any representation or warranty made by any Guarantor to or for the benefit of Mortgagee shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(k) a failure of Mortgagor to duly perform and observe, or a violation or breach of, any other terms, covenants, provisions or conditions of this Mortgage and the continuation thereof for a 30-day period after notice shall have been given to Mortgagor by Mortgagee specifying such default and requiring such default be remedied; which period may be extended to the extent required (but not longer than 180 days) if such default is not susceptible of cure within 30 days so long as Mortgagor has commenced to cure such default within such 30-day period and is thereafter diligently prosecuting such cure to completion and so long as such delay is not likely to have a material adverse effect on either the Mortgaged Property or Mortgagee’s rights under this Mortgage; provided, however, any such default that can be cured by the payment of money shall be promptly cured after notice by Mortgagee.

18. Remedies.

(a) Upon the occurrence and continuance of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, if such event is an Event of Default specified in clause (i) or (ii) of paragraph 12(f) of the Credit Agreement with respect to Mortgagor, automatically the Revolving Credit Commitments and Swing Line Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement, this Mortgage and any other Loan Documents (including, without limitation, all Reimbursement Obligations, regardless of whether or not such Reimbursement Obligations are then due and payable) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Mortgagee may, or upon the request of the Required Lenders, the Mortgagee shall, by notice to Mortgagor declare the Revolving Credit Commitments and Swing Line Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments and Swing Line Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Mortgagee may, or upon the request of the Required Lenders, the Mortgagee shall, by notice to Mortgagor, declare the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement, this Mortgage and any other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as provided above in this Section, presentment, demand, protest, notice of acceleration, notice of intent to accelerate and all other notices of any kind are hereby waived. In addition, upon the occurrence and continuance of any Event of Default, Mortgagee, to the extent permitted by applicable law, may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Note, (C) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (D) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b) The holder of this Mortgage, in any action to foreclose it, shall be entitled to the appointment of a receiver. In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c) In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Mortgage, and notwithstanding to the contrary any exculpatory or non-recourse language which may be contained herein, Mortgagee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Mortgagee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Mortgage.

19. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Notes, if any, the Loan Documents and any other documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Indebtedness as having been paid.

20. Appointment of Receiver. To the extent permitted by applicable law, if an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

21. Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Indebtedness, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Indebtedness outstanding.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Indebtedness or to foreclose the lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

22. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code (the “Code”) of the State of New York. If an Event of Default shall occur under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Mortgagee shall elect to proceed under the Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) all of the goods described within the definition of the word “Equipment” are or are to become fixtures on the Real Estate; (ii) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Sections 9-334 and 9-502 of the Code; (iii) Mortgagor is the record owner of the Real Estate; and (iv) the addresses of Mortgagor and Mortgagee are as set forth on the first page of this Mortgage.

(c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security agreements, in form satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may reasonably request in order to perfect, preserve, maintain, continue or extend the security interest under and the priority of this Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee on demand all reasonable costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Mortgagee shall reasonably require. If Mortgagor shall fail to furnish any financing or continuation statement within 10 days after reasonable request by Mortgagee, then pursuant to the provisions of the Code, Mortgagor hereby authorizes Mortgagee, without the signature of Mortgagor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above.

23. Assignment of Rents. Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence and continuation of any Event of Default under this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor; in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Mortgagee, or to any such receiver, the fair and reasonable rental value as determined by Mortgagee for the use and occupancy of the Mortgaged Property or of such part thereof as may be in the possession of Mortgagor or any affiliate of Mortgagor, and upon default in any such payment Mortgagor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Mortgagee or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any). The agreement contained in this Section has been made with reference to section 291-f of the Real Property Law of the State of New York.

24. Trust Funds.

(a) Mortgagor shall receive the advances secured hereby subject to the trust fund provisions of Section 13 of the Lien Law of the State of New York.

(b) All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Mortgagor. Within 10 days after request by Mortgagee, Mortgagor shall furnish Mortgagee satisfactory evidence of compliance with this subsection, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Mortgagee, which statement shall be certified by Mortgagor.

25. Additional Rights. (a) The clauses and covenants contained in this Mortgage that are construed by Section 254 of the Real Property Law of the State of New York shall be construed as provided in those sections, except that the provisions of subsection 4 of such Section 254 shall not in any manner apply to or construe the provisions of this Mortgage; the additional clauses and covenants contained herein shall afford rights supplemental to and not exclusive of the rights conferred by the clauses and covenants construed by such Section 254 and shall not impair, modify, alter or defeat such rights (except that the provisions of this Mortgage governing insurance shall be exclusive of and shall be in substitution for the rights which would be conferred by the clauses and covenants construed by such subsection 4 of such Section 254), notwithstanding that such additional clauses and covenants may relate to the same subject matter or provide for different or additional rights in the same or similar contingencies as the clauses and covenants construed by such Section 254; the rights of Mortgagee arising under clauses and covenants contained in this Mortgage shall be separate, distinct and cumulative and none of them shall be in exclusion of the others; no act of Mortgagee shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision, anything herein or otherwise to the contrary notwithstanding, and in the event of any inconsistencies between the provisions of such Section 254 and the provisions of this Mortgage, the provisions of this Mortgage shall prevail.

(b) The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Indebtedness. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

26. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of subsection 14.2 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

27. No Oral Modification. This Mortgage may not be amended, supplemented, terminated orally or otherwise modified except in accordance with the provisions of subsection 14.1 of the Credit Agreement. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

28. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Indebtedness or Loan Documents, the obligations of Mortgagor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

29. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created. Mortgagor further waives, to the extent permitted by applicable law, all errors and imperfections in any proceedings instituted by Mortgagee under this Mortgage and all notices of any Event of Default (except as may be provided for under the terms of this Mortgage or the other Loan Documents) or of Mortgagee’s election to exercise or its actual exercise of any right, remedy or recourse provided for under this Mortgage.

30. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

31. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Indebtedness (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the Indebtedness, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Indebtedness, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Indebtedness, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

32. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such waiver advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee, its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of the Mortgagors shall be joint and several.

33. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien.

34. Governing Law, etc. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK, EXCEPT THAT MORTGAGOR EXPRESSLY ACKNOWLEDGES THAT BY THEIR TERMS THE CREDIT AGREEMENT AND THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW, AND FOR PURPOSES OF CONSISTENCY, MORTGAGOR AGREES THAT IN ANY IN PERSONAM PROCEEDING RELATED TO THIS MORTGAGE THE RIGHTS OF THE PARTIES TO THIS MORTGAGE SHALL ALSO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK GOVERNING CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.

35. Waiver of Trial by Jury. Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein. Mortgagor hereby waives all rights to interpose any counterclaim in any suit brought by Mortgagee hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding.

36. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any subsequent holder of the Note,” the word “Note” shall mean “the Note or any other evidence of indebtedness secured by this Mortgage,” the word “person” shall include any individual, corporation, partnership, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

37. Nonresidential.

THIS MORTGAGE DOES NOT COVER REAL PROPERTY PRINCIPALLY IMPROVED BY ONE OR MORE STRUCTURES CONTAINING IN THE AGGREGATE NOT MORE THAN SIX RESIDENTIAL DWELLING UNITS, EACH HAVING ITS OWN SEPARATE COOKING FACILITIES.

38. Credit Line Mortgage.

This Mortgage is a “credit line mortgage” as such term is defined in Section 281 of the New York Real Property Law, and is intended to be afforded the benefits thereof. This Mortgage secures indebtedness under the Loan Documents, including, without limitation, the Credit Agreement which reflects that Borrower and the Lenders reasonably contemplate entering into a series of advances, or advances, payments and readvances, but that the aggregate amount at any time outstanding pursuant to the Credit Agreement and secured hereby, is limited to the maximum amount specified in this Mortgage. This Mortgage shall secure not only the original indebtedness but also the indebtedness created by future advances under the Credit Agreement made within twenty years from the date of the recording of this Mortgage, whether such advances are obligatory or are to be made at the option of the Lenders or otherwise, to the same extent and with the same priority of lien as if such future advances had been made at the time this Mortgage is recorded, even though there may have been no advances made at the time of the execution of this Mortgage, and even though there may be no indebtedness outstanding at the time any advance is made. The total amount of indebtedness secured by this Mortgage may increase or decrease from time to time, but the amount so secured at any one time shall not exceed the maximum amount specified in this Mortgage, plus interest thereon at the rate provided in the Credit Agreement, and plus any disbursements made by the Mortgagee to protect the security of this Mortgage, with interest on such disbursements at the Default Rate.

39. Last Dollars Secured; Priority.

This Mortgage secures only a portion of the indebtedness owing or which may become owing by the Mortgagor to the Lenders. The parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby.

40. MAXIMUM SECURED AMOUNT.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE MAXIMUM AMOUNT OF PRINCIPAL INDEBTEDNESS SECURED BY THIS MORTGAGE AT THE TIME OF EXECUTION OR WHICH UNDER ANY CONTINGENCY MAY HEREAFTER BECOME SECURED HEREBY AT ANY TIME IS TEN MILLION DOLLARS AND 00/100 CENTS ($10,000,000.00); PROVIDED THAT SUCH LIMITATION SHALL NOT LIMIT THE SECURITY OF THIS MORTGAGE WITH RESPECT TO (I) INTEREST ON THE AFORESAID MAXIMUM AMOUNT OF PRINCIPAL INDEBTEDNESS AT THE RATES PROVIDED IN THE CREDIT AGREEMENT, (II) AFTER A DEFAULT BY MORTGAGOR TO PAY OR PERFORM SAME, SUMS TO PAY IMPOSITIONS AS PROVIDED FOR HEREIN, (III) AFTER A DEFAULT BY MORTGAGOR TO PAY OR PERFORM SAME, SUMS TO PAY PREMIUMS ON INSURANCE POLICIES COVERING THE MORTGAGED PROPERTY AS PROVIDED FOR HEREIN, (IV) EXPENSES INCURRED IN UPHOLDING OR ENFORCING THE LIEN OF THIS MORTGAGE, INCLUDING, BUT NOT LIMITED TO, THE EXPENSES OF ANY LITIGATION TO PROSECUTE OR DEFEND THE RIGHTS AND LIEN CREATED BY THIS MORTGAGE, (V) AFTER DEFAULT BY MORTGAGOR TO PAY OR PERFORM SAME, EXPENSES INCURRED TO PROTECT THE MORTGAGED PROPERTY, (VI) ANY

AMOUNT, COSTS OR CHARGE TO WHICH MORTGAGEE BECOMES SUBROGATED, UPON PAYMENT, WHETHER UNDER RECOGNIZED PRINCIPLES OF LAW OR EQUITY, OR UNDER EXPRESS STATUTORY AUTHORITY AND (VII) ANY OTHER AMOUNT SECURED BY THIS MORTGAGE WHICH IF NOT LIMITED BY SUCH LIMITATION WOULD NOT RENDER THIS MORTGAGE INDEFINITE OR INCREASE THE AMOUNT OF MORTGAGE RECORDING TAXES, IF ANY, PAYABLE WITH RESPECT TO THIS MORTGAGE. Mortgagor will pay all applicable mortgage recording tax incurred in connection with the recordation of this Mortgage; if, at the time any Lender is requested to make any Loan under the Credit Agreement, the then outstanding principal balance of all Loans is less than the above-stated maximum principal amount secured hereby (such requested Loan, a “Taxable Advance”), Mortgagor shall pay all applicable mortgage recording tax on that portion of the Taxable Advance which equals the difference between such then outstanding principal balance of all Loans prior to the Taxable Advance and the above-stated maximum principal amount secured by this Mortgage. As of the date such Taxable Advance is requested, Mortgagor shall furnish Mortgagee with such documentation and affidavits as Mortgagee shall reasonably request together with an affidavit, substantially in the form of Exhibit 1 attached hereto, signed by a Responsible Officer, stating that all applicable mortgage recording tax due in connection with such Taxable Advance has been paid. Any such Taxable Advance shall thereafter be deemed to be the last amount repaid of the then principal balance of all Loans outstanding.

41. Loan Document. This Mortgage shall constitute a Loan Document for purposes of the Credit Agreement.

42. Receipt of Copy. Mortgagor acknowledges that it has received a true copy of this Mortgage.

This Mortgage has been duly executed by Mortgagor on April 25, 2003 and is intended to be effective as of the date first above written.

BUSH INDUSTRIES, INC.

By:	/s/
Name:	Neal Frederick
Title:	Treasurer

STATE OF New York                  )

                                               )  ss.:

COUNTY OF Chautauqua          )

On the 25th day of April, 2003, before me the undersigned, personally appeared Neil A. Frederick, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ LUCILLE G. MARTS
Notary Public

[Notarial Stamp]

My Commission Expires:

___________________

Schedule A

Description of the Premises

[Attach Legal Description of all parcels]

New York

MORTGAGE, SECURITY AGREEMENT, FIXTURE FILING AND ASSIGNMENT OF

LEASES AND RENTS

from

BUSH INDUSTRIES, INC., Mortgagor

to

JPMORGAN CHASE BANK, as Administrative Agent, Mortgagee

DATED AS OF APRIL 29, 2003

After recording, please return to:

Simpson Thacher & Bartlett

a partnership which includes

professional corporations

425 Lexington Avenue

New York, New York 10017

ATTN: Krista B. McManus, Esq.

The maximum principal indebtedness secured under any contingency by this instrument shall in no event exceed $10,000,000.00.

Table of Contents

		Page

Background		1

Granting Clauses		2

Terms and Conditions		6

1.	Warranty of Title	5

2.	Payment of Indebtedness	5

3.	Requirements	5

4.	Payment of Taxes and Other Impositions	6

5.	Insurance	7

6.	Restrictions on Liens and Encumbrances	10

7.	Due on Sale and Other Transfer Restrictions	11

8.	Maintenance; No Alteration; Inspection; Utilities	11

9.	Condemnation/Eminent Domain	11

10.	Restoration	11

11.	Leases	12

12.	Further Assurances/Estoppel Certificates	14

13.	Mortgagee’s Right to Perform	14

14.	Mortgagor’s Existence, etc.	15

15.	Materials of Environmental Concern	15

16.	Asbestos.	16

17.	Events of Default	16

18.	Remedies.	18

19.	Right of Mortgagee to Credit Sale	19

i

20.	Appointment of Receiver	19

21.	Extension, Release, etc.	20

22.	Security Agreement under Uniform Commercial Code	20

23.	Assignment of Rents	21

24.	Trust Funds	22

25.	Additional Rights	22

26.	Notices	23

27.	No Oral Modification	23

28.	Partial Invalidity	23

29.	Mortgagor’s Waiver of Rights	23

30.	Remedies Not Exclusive	24

31.	Multiple Security	24

32.	Successors and Assigns	25

33.	No Waivers, etc.	25

34.	Governing Law, etc.	26

35.	Waiver of Trial by Jury	26

36.	Certain Definitions	26

37.	Nonresidential	26

38.	Credit Line Mortgage	26

39.	Last Dollars Secured; Priority	27

40.	MAXIMUM SECURED AMOUNT	27

41.	Loan Document	28

42.	Receipt of Copy	28

Schedule A		31

ii